                                                                 EXHIBIT 21



                        GRAYBAR ELECTRIC COMPANY, INC.


                              LIST OF SUBSIDIARIES
                              --------------------


Graybar Foreign Sales Corporation, a Barbados corporation.

Graybar International, Inc., a Missouri corporation.

Graybar Financial Services, Inc., a Missouri corporation.

Graybar Electric de Mexico, S. DE R.L. DE C.V., a Mexican corporation.

Graybar Electric Limited, a Nova Scotia corporation.

Graybar Foundation, Inc., a Missouri corporation.

Graybar Services, Inc., an Illinois corporation.

Distribution Associates, Inc., a Missouri corporation.

Graybar Electric (Ontario) Limited, an Ontario corporation.

Graybar International PTE LTD, a Singapore corporation.

Graybar Business Services, Inc., a Missouri corporation.

Graybar International de Chile Limitada, a Chile limited liability partnership.